EXHIBIT 99.1

MoSys, Inc. Reports Third Quarter 2018 Financial Results

Generates Positive Cash Flow and Completes Public Offering of Common Stock

SAN JOSE, Calif., Nov. 06, 2018 (GLOBE NEWSWIRE) -- MoSys, Inc. (NASDAQ: MOSY), today reported financial results for the quarter ended September 30, 2018.

Third Quarter 2018 Financial Results
Total net revenue for the third quarter of 2018 was $4.3 million, compared with $4.6 million for the previous quarter and $2.5 million for the third quarter of 2017. Product revenue for the third quarter was $4.1 million, consistent with the second quarter of 2018, and compared with $2.2 million in the year-ago period reflecting increased IC shipments to multiple design-win customers.

Gross margin for the third quarter of 2018 was 55%, compared with 60% for the previous quarter and 49% for the third quarter of 2017. The sequential decrease in gross margin was due primarily to a reduction in one-time licensing revenues and standard cost adjustments.

Total operating expenses on a GAAP basis for the third quarter of 2018 were $5.1 million, which included a goodwill impairment charge of $3.2 million, and compared with operating expenses of $2.2 million in the previous quarter and $2.7 million in the third quarter of 2017. Total operating expenses on a non-GAAP basis for the third quarter of 2018 decreased to $1.7 million, compared with $2.1 million in the second quarter of 2018 and $2.5 million in the third quarter of 2017.

GAAP net loss for the third quarter of 2018 was $2.8 million, or ($0.34) per share, compared with net income of $0.3 million, or $0.04 per diluted share, for the previous quarter and a net loss of $1.7 million, or ($0.22) per share, for the third quarter of 2017. Non-GAAP net income for the third quarter of 2018 was $0.6 million, or $0.07 per diluted share, and compared with net income of $0.5 million, or $0.06 per diluted share, for the previous quarter and a net loss of $1.5 million, or ($0.18) per share, for the third quarter of 2017. Adjusted EBITDA for the third quarter of 2018 was $0.8 million, and compared with $0.9 million for the previous quarter and a negative $1.0 million for the third quarter of 2017. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

As of October 31, 2018, the Company had 39,040,586 shares of common stock outstanding, which excludes 6,144,109 shares of common stock issuable upon exercise of pre-funded warrants issued in October 2018.

Management Commentary
“I am pleased with our financial results for the third quarter, as we once again generated positive cash flow and achieved non-GAAP profitability,” commented Daniel Lewis, president and CEO of MoSys. “During 2018, we have expanded our sales channels, which has contributed to an increased sales pipeline and new design wins that we believe will add to our revenue base in 2019 and beyond. Our operations team continues to execute, and we expect 2018 to be a record-breaking year for product shipments, primarily driven by our Bandwidth Engine 2 products.”

Mr. Lewis continued, “In addition, we closed a public offering in early October, generating net proceeds of approximately $3.0 million, and significantly improved our balance sheet. We used most of the offering proceeds to reduce our outstanding convertible note obligation to $2.7 million, which now is not due until August 2023. Based on customer orders and forecasts, we have good visibility for the fourth quarter of 2018 and into the first half of 2019. With our improved financial position, we remain focused on supporting our existing customers and design wins in process, expanding our customer base and managing our expenses in support of our long-term goals and objectives.”

Business Outlook for Fourth Quarter of 2018
The Company expects total net revenue for the fourth quarter of 2018 to be in the range of $3.2 million to $3.5 million. The mid-point of this guidance represents an expectation for full year revenue to increase approximately 87% over 2017. The Company also expects to achieve profitability on a non-GAAP basis for the full year.

Financial Results Conference Call
The Company will not be hosting a conference call or webcast in conjunction with today’s release of its third quarter results.

Use of Non-GAAP Financial Measures
To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation, intangible asset amortization and restructuring and impairment charges. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. The press release also makes reference to and reconciles GAAP net income (loss) and adjusted EBITDA, which the Company defines as GAAP net income (loss) before interest expense, income tax provision, and depreciation and amortization, as well as stock-based compensation, intangible asset amortization and restructuring and impairment charges. Management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP results, which are provided in tables below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated November 6, 2018 that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release may contain forward-looking statements about the Company, including, without limitation, anticipated benefits and performance expected from its IC products and the Company’s future markets and future business prospects. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

  a lack of working capital to aggressively fund product development and growth;
  the timing of customer orders and product shipments;
  customer concentration;
  lengthy sales cycle;
  our ability to enhance our existing proprietary technologies and develop new technologies;
  achieving additional design wins for our IC products through the acceptance and adoption of our IC architecture and interface protocols by potential customers and their suppliers;
  difficulties and delays in the development, production, testing and marketing of our ICs;
  reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
  availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
  level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
  vigor and growth of markets served by our customers and our operations; and

other risks identified in the company’s most recent report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.
MoSys, Inc. (NASDAQ: MOSY) is a provider of semiconductor solutions that enable fast, intelligent data access for cloud networking, security, test and video systems. More information is available at www.mosys.com.

Bandwidth Engine and MoSys are registered trademarks of MoSys, Inc. in the US and/or other countries. All other marks mentioned herein are the property of their respective owners.

(Financial Tables to Follow)

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net Revenue
Product	$4,056	$2,231	$11,811	$4,297
Royalty and other	287	222	1,338	752
Total net revenue	4,343	2,453	13,149	5,049

Cost of Net Revenue	1,948	1,256	5,382	2,590

Gross Profit	2,395	1,197	7,767	2,459

Operating Expenses
Research and development	1,023	1,436	3,064	7,234
Selling, general and administrative	919	1,244	3,158	3,659
Restructuring and impairment charges	3,159	50	3,159	1,052
Total operating expenses	5,101	2,730	9,381	11,945

Loss from operations	(2,706)	(1,533)	(1,614)	(9,486)

Other expense, net	(106)	(210)	(535)	(656)
Net Loss	$(2,812)	$(1,743)	$(2,149)	$(10,142)

Net Loss per share
Basic	$(0.34)	$(0.22)	$(0.26)	$(1.43)
Diluted	$(0.34)	$(0.22)	$(0.26)	$(1.43)

Shares used in computing net loss per share
Basic	8,240	7,938	8,181	7,092
Diluted	8,240	7,938	8,181	7,092

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	September 30,	December 31,
	2018	2017

Assets
Current assets:
Cash and cash equivalents	$4,176	$3,868
Accounts receivable, net	2,503	1,681
Inventories	1,371	1,766
Prepaid expenses and other	415	1,347
Total current assets	8,465	8,662

Property and equipment, net	386	827
Goodwill	10,117	13,276
Other	441	374
Total assets	$19,409	$23,139

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$140	$170
Deferred revenue	1,565	3,938
Accrued expenses and other	1,835	2,507
Total current liabilities	3,540	6,615

Convertible notes payable	10,036	9,160
Other long-term liabilities	18	18
Total liabilities	13,594	15,793

Stockholders' equity	5,815	7,346

Total liabilities and stockholders’ equity	$19,409	$23,139

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Income (Loss) and Net Income (Loss) Per Share
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

GAAP net loss	$(2,812)	$(1,743)	$(2,149)	$(10,142)
Stock-based compensation expense
-Research and development	106	119	195	330
-Selling, general and administrative	87	77	251	222
Total stock-based compensation expense	193	196	446	552

Restructuring and impairment charges	3,159	50	3,159	1,052
Amortization of intangible assets	28	28	83	84

Non-GAAP net income (loss)	$568	$(1,469)	$1,539	$(8,454)

GAAP net loss per share, basic	$(0.34)	$(0.22)	$(0.26)	$(1.43)
Reconciling items
-Stock-based compensation expense	0.03	0.02	0.05	0.08
-Restructuring and impairment charges	0.38	0.01	0.39	0.15
-Amortization of intangible assets	-	0.01	0.01	0.01

Non-GAAP net income (loss) per share, basic	$0.07	$(0.18)	$0.19	$(1.19)

GAAP net loss per share, diluted	$(0.34)	$(0.22)	$(0.26)	$(1.43)
Reconciling items
-Stock-based compensation expense	0.03	0.02	0.05	0.08
-Restructuring and impairment charges	0.38	0.01	0.38	0.15
-Amortization of intangible assets	-	0.01	0.01	0.01

Non-GAAP net income (loss) per share, diluted	$0.07	$(0.18)	$0.18	$(1.19)

Shares used in computing non-GAAP net income (loss) per share
Basic	8,240	7,938	8,181	7,092
Diluted	8,395	7,938	8,384	7,092

MOSYS, INC.
Reconciliation of GAAP and Non-GAAP Financial Information
(In thousands; unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Reconciliation of GAAP net loss and adjusted EBITDA
GAAP net loss	$(2,812)	$(1,743)	$(2,149)	$(10,142)
Stock-based compensation expense
-Research and development	106	119	195	330
-Selling, general and administrative	87	77	251	222
Stock-based compensation expense	193	196	446	552

Restructuring and impairment charges	3,159	50	3,159	1,052
Amortization of intangible assets	28	28	83	84

Non-GAAP net income (loss)	568	(1,469)	1,539	(8,454)
EBITDA adjustments:
Depreciation	146	184	486	573
Interest expense	104	238	531	685
Provision for income taxes	2	4	4	16

Adjusted EBITDA	$820	$(1,043)	$2,560	$(7,180)

Contacts:
Jim Sullivan, CFO
MoSys, Inc.
+1 (408) 418-7500
jsullivan@mosys.com